EXHIBIT 8.1

                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 338-2800
                              FAX NO. 617-338-2880
        IN WASHINGTON, D.C.                                IN NEW YORK CITY
    1025 CONNECTICUT AVENUE, N.W.                          767 THIRD AVENUE
       WASHINGTON, D.C. 20036                          NEW YORK, NEW YORK 10017
           (202) 775-8190                                   (212) 486-8200
        FAX NO. 202-293-2275                             FAX NO. 212-758-2151



                                                               May 7, 1997


Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111

Ladies and Gentlemen:

         In connection with the proposed merger of Safesite Records Management Corporation ("Safesite") into a wholly owned subsidiary of Iron Mountain Incorporated ("Iron Mountain"), you have requested our opinion with respect to the matters referred to below. In formulating our opinion, we have examined such documents as we deemed appropriate, including the Agreement and Plan of Merger among Iron Mountain, IM-1 Acquisition Corp., a wholly owned subsidiary of Iron Mountain, and Safesite dated as of February 19, 1997, as amended as of April 1, 1997, and as further supplemented by an amendment dated as of May 7, 1997 (the "Merger Agreement") and the Registration Statement on Form S-4 registering shares of Iron Mountain Common Stock filed with the Securities and Exchange Commission on April 4, 1997, as amended on May 7, 1997 (the "Registration Statement").

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger (as such term is defined in the Merger Agreement) set forth in the Merger Agreement and the Registration Statement, and
(2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement.


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Iron Mountain Incorporated
May 7, 1997
Page 2

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that the legal conclusions set forth under the heading "Certain Federal Income Tax Considerations" in the Registration Statement are correct in all material respects. We express no opinion as to any matters other than those specifically set forth herein.

         Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or in the facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         This opinion is rendered to you solely for use in connection with the Registration Statement. We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.


                                                  Very truly yours,

                                                  /s/ Sullivan & Worcester LLP

                                                  SULLIVAN & WORCESTER LLP